SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

Cytokinetics, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Cytokinetics, Incorporated

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 16, 2018

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cytokinetics, Incorporated (the “Company”), a Delaware corporation, will be held on Wednesday, May 16, 2018, at 10:30 a.m. local time, at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, CA 94080, for the following purposes:

1. To elect Robert I. Blum, Robert M. Califf, M.D. and Sandford D. Smith as Class II Directors, each to serve for a three-year term and until their successors are duly elected and qualified (Proposal One);

2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal Two);

3. To approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in our Proxy Statement for the 2018 Annual Meeting of Stockholders (Proposal Three); and

4. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 3, 2018 are entitled to notice of and to vote at the meeting.

South San Francisco, California

April 6, 2018

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS. THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS IS BEING DISTRIBUTED ON OR ABOUT APRIL 6, 2018. IF YOU ARE A STOCKHOLDER OF RECORD YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

•	COMPLETE AND RETURN A WRITTEN PROXY CARD
•	BY INTERNET OR TELEPHONE
•	ATTEND OUR 2018 ANNUAL MEETING OF STOCKHOLDERS AND VOTE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE PROXY CARD THAT MAY BE MAILED TO YOU AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED FOR THAT PURPOSE OR VOTE YOUR SHARES BY INTERNET OR TELEPHONE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD OR VOTED BY INTERNET OR TELEPHONE. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on May 16, 2018

This Proxy Statement, Notice of Annual Meeting, Form of Proxy Card and Annual Report to Stockholders are available at cytokinetics.com/proxy. You may obtain directions to the Annual Meeting of Stockholders by directing a request to:

Investor Relations

Cytokinetics, Incorporated

280 East Grand Avenue

South San Francisco, California 94080

Email: investor@cytokinetics.com

Telephone: 650-624-3283

TABLE OF CONTENTS

CYTOKINETICS, INCORPORATED

280 East Grand Avenue

South San Francisco, California 94080

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 16, 2018

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of Cytokinetics, Incorporated (the “Company”, “we”, “us”, “our”) is soliciting proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, CA 94080, on Wednesday, May 16, 2018, at 10:30 a.m. local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Our principal executive offices are located at the address listed at the top of the page and the telephone number is (650) 624-3000.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board of Directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 6, 2018 to all stockholders of record entitled to vote at the Annual Meeting. We may send you a proxy card, along with a second Notice, on or after April 16, 2018.

WE WILL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF OUR ANNUAL REPORT ON FORM 10-K, TOGETHER WITH THE FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE ANNUAL REPORT ON FORM 10-K, UPON REQUEST OF THE STOCKHOLDER MADE IN WRITING TO CYTOKINETICS, INCORPORATED, 280 EAST GRAND AVENUE, SOUTH SAN FRANCISCO, CALIFORNIA, 94080, ATTN: INVESTOR RELATIONS, ANNUAL STOCKHOLDER MEETING.

Record Date and Share Ownership

Common stockholders of record at the close of business on April 3, 2018 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) thereof. We have one class of common shares issued and outstanding, designated as Common Stock, $0.001 par value per share (the “Common Stock”). As of the Record Date, 163,000,000 shares of Common Stock were authorized and 54,008,113 shares were outstanding, and 10,000,000 shares of Preferred Stock were authorized and none were outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by: (i) issuing a later proxy, (ii) delivering to us at our principal offices a written notice of revocation to the attention of the Corporate Secretary or (iii) attending the Annual Meeting and voting in person.

Voting

On all matters, each common share has one vote.

Cost of Proxy Solicitation

We will pay for the entire cost of soliciting any proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the routine cost of forwarding proxy materials to beneficial owners.

Voting in Person or by Proxy Card

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the proxy card. Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. To vote using the proxy card, simply complete, sign and date the proxy card (that you may request or that we may elect to deliver later), and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Voting via the Internet or by Telephone

Stockholders may also vote their shares by proxy by means of the telephone or on the Internet. The laws of the State of Delaware, under which we are incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspector of Elections can determine that such proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record as of the close of business on the Record Date may go to investorvote.com/cytk to vote by proxy their shares by means of the Internet. They will be required to provide our number and control number contained on your Notice. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-652-8683 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than our proxy card.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions that offers the means to grant proxies to vote shares via telephone and the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Financial Solutions program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at Broadridge Financial Solutions’ web site at proxyvote.com.

General Information for All Shares Voted via the Internet or by Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time on May 15, 2018. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections (the “Inspector”) who is expected to be a representative from Computershare Shareowner Services, our transfer agent and registrar. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum will be present if stockholders holding at least a majority of shares entitled to vote are present in person or represented by proxy at the meeting.

The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum. However, such shares will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, or if instructions are properly carried out for Internet or telephone voting, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the stockholder’s instructions. If no specific instructions are given, the shares will be voted (i) for the election of the nominees for directors set forth herein; (ii) for the ratification of Ernst & Young LLP as independent auditors for the year ended December 31, 2018; (iii) for approval, on an advisory basis, of the compensation of the Named Executive Officers; and, upon such other business as may properly come before the Annual Meeting or any adjournment thereof, at the discretion of the proxy holder.

If a broker indicates on the proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), then those shares will be considered as present with respect to establishing a quorum for the transaction of business. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Accordingly, your broker or nominee may not vote your shares on Proposal One without your instructions, but may vote your shares on Proposals Two and Three. We believe that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Broker non-votes with respect to proposals set forth in this proxy statement will not be considered “Votes Cast” and, accordingly, will not affect the determination as to whether the requisite number of Votes Cast has been obtained with respect to a particular matter. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

Deadline for Receipt of Stockholder Proposals

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our bylaws and the rules established by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these requirements, proposals of our stockholders that are intended to be presented by such stockholders at our 2018 Annual Meeting of Stockholders must be received by us no later than December 7, 2018. Proposals submitted by this date will also be considered for inclusion in next year’s proxy materials. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify us before February 20, 2019, for all proxies we receive, the proxyholders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the matter. A copy of the relevant bylaws provisions relating to stockholder proposals is available upon written request to Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, California 94080, Attention: Corporate Secretary.

Results of the Voting at the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. results will be published in a current report on Form 8-K that we expect to file within four business days after the date of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL ONE

ELECTION OF THREE CLASS II DIRECTORS

Nominees

Our Board of Directors currently has nine members. We have a classified Board of Directors, which is divided into three classes of directors whose terms expire at different times. The three classes are currently comprised of the following directors:

•	Class I consists of L. Patrick Gage, PhD., Edward M. Kaye, M.D. and Wendell Wierenga, Ph.D., who will serve until the 2020 Annual Meeting of Stockholders;
•

Class II consists of Robert I. Blum, Robert M. Califf, M.D. and Sandford D. Smith, who will serve until the 2018 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Mr. Blum, Dr. Califf and Mr. Smith will stand for election as Class II directors at this Annual Meeting; and

•

Class III consists of Santo J. Costa, John T. Henderson, M.D., Ch.B. and B. Lynne Parshall, Esq., who will serve until the 2019 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

At each Annual Meeting of Stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third Annual Meeting of Stockholders following such election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for our three nominees named below, who are currently directors of the Company who were previously elected by the stockholders, except for Dr. Califf, who was appointed as a member of the Board of Directors in February 2018 and was recommended for nomination to the Board of Directors by our Nominating and Governance Committee. The nominees have consented to be named as nominees in the proxy statement and to continue to serve as directors if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominees listed below if possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees), and the specific nominees to be voted for will be determined by the proxy holders.

The nominees for the Class II directors are:

•	Robert I. Blum,
•	Robert M. Califf, M.D., and
•	Sandford D. Smith.

Biographical information for each Class II director can be found below in the Board of Directors section. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a Class II director will continue until our 2021 Annual Meeting of Stockholders and until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of the Company.

Vote Required

Directors will be elected by a plurality vote of the shares of Common Stock present or represented and entitled to vote on this matter at the Annual Meeting. Accordingly, the candidates receiving more than of the highest number of affirmative votes of shares represented and voting on this proposal at the Annual Meeting will be elected directors of the Company. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.  This is an uncontested election of directors because the number of nominees for director does not exceed the number of directors to be elected. Pursuant to our director resignation, if any nominee for director in this election receives a greater number of votes “withheld” from such nominee than votes “for”, the nominee for director must tender his or her resignation for consideration by our Nominating and Governance Committee. The Nominating and Governance Committee shall consider all of the relevant facts and circumstances and recommend to our Board of Directors the action to be taken with respect to such offer of resignation. The Board of Directors will then act on the Nominating and Governance Committee’s recommendation. Promptly following the Board of Director’s decision, we will disclose that decision and an explanation of such decision in a filing with the Securities and Exchange Commission and a press release. See “Quorum; Abstentions; Broker Non-Votes.”

THE CLASS I AND III DIRECTORS RECOMMEND THAT

STOCKHOLDERS VOTE FOR THE CLASS II NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF SELECTION OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR

THE FISCAL YEAR ENDING DECEMBER 31, 2018

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2018, and recommends that the stockholders vote for ratification of such selection. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding the selection or ratification, the Audit Committee, in its discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in our best interest.

Representatives of Ernst & Young LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. Ernst & Young LLP has served as our independent registered public accounting firm since March 21, 2018. Prior to such time, PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm. See "—Change in Independent Registered Public Accounting Firm" below. The Company does not expect that a representative of PwC will be present at the meeting.

Independent Registered Public Accounting Firm Services and Fees

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2017 and 2016. The Audit Committee pre-approved all services provided by our PricewaterhouseCoopers LLP and determined that the provision of services was compatible with maintaining auditor independence. Fees for services provided by PricewaterhouseCoopers LLP were:

	Years Ended December 31,
	2017	2016
Audit Fees	$1,169,251	$1,069,375
Audit-Related Fees	166,707	189,000
Tax Fees	—	—
Other Fees	1,800	1,800
	$1,337,758	$1,260,175

Audit Fees were for the audit of our financial statements, Sarbanes-Oxley Act compliance and the interim review of our financial statements as well as services provided in connection with the issuance of comfort letters and consents for SEC filings. Audit-Related Fees related to consultation on strategic alliance activities. Other Fees consist of the cost of our subscription to an accounting research tool provided.

Change in Independent Registered Public Accounting Firm

The Audit Committee completed a process to review the appointment of the Company's independent registered public accounting firm for the year ending December 31, 2018. As a result of this process, on March 21, 2018, the Audit Committee engaged Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018, and dismissed PwC from that role.

The reports of PwC on the Company’s financial statements for the fiscal years ended December 31, 2017 and 2016 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended December 31, 2017 and 2016 and the subsequent interim period through March 21, 2018, there have been (i) no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PwC to make reference thereto in their reports on the Company’s financial statements, and (ii) no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years ended December 31, 2017 and 2016 and the subsequent interim period preceding the dismissal of PwC, we have not consulted with Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report or oral advice was provided to us that Ernst & Young LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as described in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a “reportable event” (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K), except as set forth in the following sentence. As previously disclosed in the Company’s Annual Report on Form 10-Q for the quarter ended September 30, 2016, the Company had a material weakness in internal control over financial reporting because it did not maintain effective controls over the accounting for the completeness, accuracy and presentation and disclosure of clinical research and development expenses and related clinical accrual accounts due to a design deficiency in the review of clinical trial expenses incurred under our clinical research organization trial agreements, including in part, our review of information received from third party service providers that is used in the operation of this control. As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, this material weakness has been remediated. The Audit Committee discussed the material weaknesses with PwC and the Company has authorized PwC to respond fully to inquiries of the successor independent registered public accounting firm concerning this matter.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT

STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION BY THE AUDIT

COMMITTEE OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2017 Annual Meeting of Stockholders, our stockholders indicated their preference that the Company solicit an advisory (nonbinding) vote on the compensation of our named executive officers commonly referred to as a “say on pay” vote, every year. Our Board of Directors has adopted a policy that is consistent with that preference. In accordance with that policy, we are seeking the stockholders’ approval, on an advisory basis, of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables, set forth in this proxy statement).

Our Compensation and Talent Committee designs and administers our executive compensation program to provide competitive and internally -equitable compensation and benefits that reflect Company performance, job complexity, and strategic value of the position while seeking to ensure individual long-term retention and motivation and alignment with the long-term interests of our stockholders. We believe the compensation program for our executives has helped us retain a team capable of managing and enabling us to advance our research and development programs.

We encourage you to carefully review the section entitled “Compensation Discussion and Analysis” of this proxy statement for additional details on our executive compensation program, including our compensation philosophy and objectives, as well as the reasons and processes for how our Compensation and Talent Committee determined the structure and amounts compensation of our Named Executive Officers for 2017.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement, commonly referred to as a “say on pay” vote. This vote is not intended to address any specific item of compensation, but rather the overall 2017 compensation of our Named Executive Officers (including the philosophy, policies and practices for setting such compensation) described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables in the proxy statement.”

Vote Required

Adoption of this resolution will require the affirmative vote of the majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The results of this advisory vote are not binding upon us. However, the Compensation and Talent Committee values the opinions expressed by stockholders in their vote, and will consider the outcome of the vote in deciding whether any actions are necessary to address concerns raised by the vote and when making future compensation decisions for Named Executive Officers. the next scheduled “say on pay” vote will be at our 2019 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

FOR THE ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 28, 2018, certain information with respect to the beneficial ownership of Common Stock by:

•	any person (including any group as that term is used in Section 13(d)(3) of the Exchange Act), known by us to be the beneficial owner of more than 5% of our voting securities;
•	each director and each nominee for director to the Company;
•	each of the executive officers named in the Summary Compensation Table appearing herein; and
•	all such executive officers, directors and nominees for director of the Company as a group.

The number and percentage of shares beneficially owned are based on the aggregate of 54,008,113 shares of Common Stock outstanding as of February 16, 2018, adjusted as required by the rules promulgated by the SEC. We do not know of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control of the Company.

Name and Address of Beneficial Owner	Number of Shares	Percent of Common Stock Outstanding
5% Stockholders:
Entities affiliated with BlackRock, Inc.(1)	7,239,394	13.4%
55 East 52nd Street New York, NY 10055
Entities affiliated with BVF Partners L.P.(1)	5,721,888	10.6%
1 Sansome Street, 30th Floor San Francisco, California 94104
Eastern Capital Limited.(2)	3,607,529	6.7%
10 Market Street, #773 Grand Cayman KY1-9006, Cayman Islands
Entities affiliated with The Vanguard Group(3)	3,450,568	6.4%
100 Vanguard Boulevard, Malvern, Pennsylvania 19355
Entities affiliated with State Street Global Advisors(3)	2,715,972	5.0%
1 Lincoln Street, Boston, Massachusetts 02111
Named Executive Officers:
Robert I. Blum(4)	1,038,590	1.9%
Ching Jaw	—	—
Fady I. Malik, M.D., Ph.D.(5)	392,031	*
Bradley P. Morgan, Ph.D.(6)	84,206	*
Andrew A. Wolff, M.D., F.A.C.C.(7)	248,728	*
Non-Employee Directors:
Robert M. Califf, M.D.(8)	1,944	*
Santo J. Costa(8)	74,997	*
L. Patrick Gage, Ph.D.(9)	208,216	*
John T. Henderson, M.D., Ch.B.(10)	174,430	*
Edward Kaye, M.D.(8)	54,150	*
B. Lynne Parshall, Esq.(8)	106,243	*
Sandford D. Smith(8)	117,565	*
Wendell Wierenga, Ph.D.(8)	113,788	*
All directors and executive officers as a group (15 persons)	2,893,421	5.1%

*Represents beneficial ownership of less than one percent (1%) of the outstanding shares of Common Stock.

(1)	Based on a Schedule 13G/A filed with the SEC on February 14, 2018.
(2)	Based on a Schedule 13G filed with the SEC on February 13, 2015.
(3)	Based on a Schedule 13G filed with the SEC on February 13, 2018.
(4)

Represents: (a) 65,680 shares of Common Stock held by Mr. Blum; (b) 2,083 shares of Common Stock held by the Brittany Blum 2003 Irrevocable Trust; (c) 2,083 shares of Common Stock held by the Bridget Blum 2003 Irrevocable Trust; and (d) 968,744 shares of Common Stock underlying options granted to Mr. Blum that are exercisable within 60 days of February 16, 2018. Mr. Blum disclaims beneficial ownership of the shares of Common Stock held by the trusts.

(5)

Represents: (a) 46,191 shares of Common Stock held by Dr. Malik; and (b) 345,840 shares of Common Stock underlying options granted to Dr. Malik that are exercisable within 60 days of February 16, 2018.

(6)

Represents: (a) 45,194 shares of Common Stock held by Dr. Morgan; and (b) 128,511 shares of Common Stock underlying options granted to Dr. Morgan that are exercisable within 60 days of February 16, 2018.

(7)

Represents: (a) 47,255 shares of Common Stock held by Dr. Wolff; and (b) 187,077 shares of Common Stock underlying options granted to Dr. Wolff that are exercisable within 60 days of February 28, 2018.

(8)	Consisting of shares exercisable within 60 days of February 16, 2018.
(9)

Represents (a) 31,850 shares of Common Stock held by Dr. Gage; (b) 1,850 shares held by Dr. Gage’s spouse; and (c) 176,376 shares of Common Stock underlying options granted to Dr. Gage that are exercisable within 60 days of February 16, 2018.

(10)

Represents (a) 250 shares of Common Stock held by Dr. Henderson; (b) 83 shares held by Dr. Henderson’s spouse; and (c) 174,097 shares of Common Stock underlying options granted to Dr. Henderson that are exercisable within 60 days of February 16, 2018. Dr. Henderson disclaims beneficial ownership of the shares of Common Stock held by his spouse.

Except as otherwise noted above, the address of each person listed on the table is c/o Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, CA 94080.

BOARD OF DIRECTORS

Our Board of Directors is composed of individuals whose knowledge, background, experience and judgment we believe to be valuable to us. The primary functions of our Board of Directors are to:

•	Review and approve our strategic direction and annual operating plan and monitor our performance;
•	Evaluate the President and Chief Executive Officer;
•	Review management performance and compensation;
•	Review management succession planning;
•	Advise and counsel management;
•	Monitor and manage potential conflicts of interests of management, board members and stockholders;
•	Oversee the integrity of financial information; and
•	Monitor the effectiveness of the governance practices under which the Board of Directors operates and make changes as needed.

We do not have a formal diversity policy for selecting Board of Directors members. However, we believe it is important that the members of our Board of Directors collectively bring the experiences and skills appropriate to effectively carry out the Board of Directors’ responsibilities both as our business exists today and as we plan to develop an organization capable of successfully conducting late-stage clinical development and commercialization of our products. We therefore seek as members of our Board of Directors individuals with a variety of perspectives and the expertise and ability to provide advice and oversight in one or more of these areas: accounting controls, business strategy, risk management, strategic partnering, financial engineering, legal and regulatory compliance and compensation and retention practices.

The following table sets forth in alphabetical order the names of each member of our Board of Directors, their age, position, director class and committee membership at March 28, 2018.

Director	Age	Position/Class	Audit Committee	Compensation and Talent Committee	Nominating and Governance Committee	Science and Technology Committee
Robert I. Blum	54	CEO, Class II
Robert M. Califf, M.D.	66	Class II				✓
Santo J. Costa	72	Class III		Chair	✓
L. Patrick Gage, Ph.D.	75	Chair, Class I		✓	Chair	✓
John Henderson, M.D., Ch.B.	73	Class III	✓		✓	✓
Edward M. Kaye, M.D.	69	Class I	✓			✓
B. Lynne Parshall, Esq.	64	Class III	Chair		✓
Sandford D. Smith	71	Class II	✓	✓
Wendell Wierenga, Ph.D.	70	Class I		✓		Chair

Director Skills, Experience and Background

Robert I. Blum was appointed as our President and Chief Executive Officer and as a member of our Board of Directors in January 2007. Previous to that appointment, Mr. Blum served as our President from February 2006 to January 2007. He served as our Executive Vice President, Corporate Development and Commercial Operations and Chief Business Officer from September 2004 to February 2006. From January 2004 to September 2004, he served as our Executive Vice President, Corporate Development and Finance and Chief Financial Officer. From October 2001 to December 2003, he served as our Senior Vice President, Corporate Development and Finance and Chief Financial Officer. From July 1998 to September 2001, Mr. Blum was our Vice President, Business Development. Prior to joining us in July 1998, he was Director, Marketing at COR Therapeutics, Inc. since 1996. From 1991 to 1996, he was Director, Business Development at COR Therapeutics. Prior to that, Mr. Blum performed roles of increasing responsibility in sales, marketing and other pharmaceutical business functions at Marion Laboratories, Inc. and Syntex Corporation. Mr. Blum received B.A. degrees in Human Biology and Economics from Stanford University and an M.B.A. from Harvard Business School.

Mr. Blum brings to our Board of Directors a deep familiarity with our operations, strategy and vision, as well as a record of successful corporate management, strategic partnering and financing.

Robert M. Califf, M.D. has served as a member of our Board of Directors since February 2018. Dr. Califf is the Vice Chancellor for Health Data Science at Duke Health and Director of the Duke University Center for Health Data Science. He also serves as an advisor to the senior management team at Verily Life Sciences, a subsidiary of Alphabet, Inc. (parent company to Google) and was appointed an adjunct professor of medicine at Stanford University. Dr. Califf served as Commissioner of the United States Food and Drug Administration (FDA) between February 2016 and January 2017, and as Deputy Commissioner of the FDA’s Office of Medical Products and Tobacco from January 2015 until his appointment as FDA Commissioner. Prior to joining the FDA, Dr. Califf was Professor of Medicine and Vice Chancellor for Clinical and Translational Research at Duke University. He also served as Director of the Duke Translational Medicine Institute and founding Director of the Duke Clinical Research Institute. Dr. Califf is a member of the National Academy of Medicine (NAM) and has served on various committees for the NAM. He has also served on the Board of Scientific Counselors for the National Library of Medicine, as well as on advisory committees for the National Cancer Institute, the National Heart, Lung, and Blood Institute, the National Institute of Environmental Health Sciences and the Council of the National Institute on Aging. Dr. Califf held leadership positions and board appointments for biopharmaceutical companies including Portola Pharmaceuticals, Proventus and Nitrox, LLC. Dr. Califf received his medical degree from the Duke University School of Medicine in Durham, NC and completed his residency in internal medicine at the University of California, San Francisco and a fellowship in cardiology at Duke University.

Dr. Califf brings to our Board of Directors extensive experience in biopharmaceutical research and development, including relevant clinical and regulatory and expertise. He also has extensive experience as a public company board member and public policy.

Santo J. Costa has served as a member of our Board of Directors since 2010. Since 2007, Mr. Costa has served as Of Counsel to the law firm of Smith, Anderson, Blount, Dorsett, Mitchell and Jernigan, L.L.P. of Raleigh, North Carolina, specializing in corporate law for healthcare companies. From 1994 to 2001, he held various positions at Quintiles Transnational Corporation, including as Vice Chairman, President and Chief Operating Officer. Prior to joining Quintiles, Mr. Costa spent 23 years in the pharmaceutical industry, most recently as General Counsel and Senior Vice President, Administration with Glaxo Inc. Prior to joining Glaxo, he served as U.S. Area Counsel with Merrell Dow Pharmaceuticals and as Food & Drug Counsel with Norwich Eaton Pharmaceuticals, Inc. Mr. Costa has served as Chairman of the Board of Alchemia Limited, a biopharmaceutical company, from March 2014 to June 2015. He served on the Board of Directors of Magor Corporation, formerly Biovest Corp. I, from March 2010 until March 2013. He served as Chairman of the Board of LaboPharm, Inc. from 2006 to 2011 and a director of OSI Pharmaceuticals from 2006 to 2010, as well as serving as a director at other private companies. Mr. Costa earned both a B.S. in Pharmacy and a J.D. from St. John’s University.

Mr. Costa brings to our Board of Directors broad operational leadership experience in the pharmaceutical and clinical services industries, including relevant legal, regulatory, governance and policy expertise. He also has extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries.

L. Patrick Gage, Ph.D. has served as a member of our Board of Directors since 2009 and as Chairman of the Board of Directors since 2010. Dr. Gage serves as a consultant to the biopharmaceutical industry, including serving as an advisor to venture capital firms. From 1998 to 2002, Dr. Gage was President of Wyeth Research and subsequently also Senior Vice President, Science and Technology for American Home Products, parent company of Wyeth Research. From 1989 to 1998, he held roles of increasing responsibility at Genetics Institute, Inc., first as head of Research and Development, then as Chief Operating Officer and eventually as President. From 1971 to 1989, Dr. Gage held various positions in research management with Hoffmann-La Roche Inc., most recently serving as Vice President responsible for U.S. drug discovery. Dr. Gage has served as the Chairman of the Board of Directors of Tetraphase Pharmaceuticals since April 2013. Dr. Gage earned a bachelor’s degree in Physics from the Massachusetts Institute of Technology and a Ph.D. in Biophysics from the University of Chicago.

Dr. Gage brings to our Board of Directors extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries and in strategies for bringing breakthrough medicines to approval and commercialization.

John T. Henderson, M.D., Ch.B. has served as a member of our Board of Directors since 2009. Since 2000, Dr. Henderson has served as a consultant to the pharmaceutical industry as president of Futurepharm LLC. Until his retirement in 2000, Dr. Henderson was with Pfizer Inc. for over 25 years, most recently as a Vice President in the Pfizer Pharmaceuticals Group. Dr. Henderson previously held Vice Presidential level positions with Pfizer in Research and Development in Europe and later in Japan. He was also Vice President, Medical for Pfizer’s Europe, U.S. and International Pharmaceuticals groups. Dr. Henderson has served on the Board of Directors of Myriad Genetics, Inc., a healthcare diagnostics company, since 2004, and has served as the Chairman of Myriad’s Board of Directors since 2005. He served on the Board of Directors of Myrexis, Inc. (formerly Myriad Pharmaceuticals, Inc.) from June 2009 until January 2013. Dr. Henderson earned his bachelor of science and medical degrees from the University of Edinburgh and is a Fellow of the Royal College of Physicians (Ed.) and the Faculty of Pharmaceutical Medicine.

Dr. Henderson brings to our Board of Directors broad experience in matters relating to global pharmaceutical drug development in a wide range of therapeutic areas and stages of business development, and an extensive background as a public company executive, board member and consultant in the pharmaceutical industry.

Edward M. Kaye, M.D., has served as a member of our Board of Directors since May 2016. Dr. Kaye has served as the Chief Executive Officer of Stoke Therapeutics since 2017. Previously, he served as the Chief Executive Officer of Sarepta, as well as the Chief Medical Officer, from 2011 to 2017. Prior to joining Sarepta, Dr. Kaye was employed by Genzyme Corporation for ten years, holding various senior management positions, the most recent of which was Group Vice President of Clinical Development, in which he supervised clinical research in lysosomal storage disease programs and genetic neurological disorders. Previously, Dr. Kaye served as Chief of Biochemical Genetics at Children’s Hospital of Philadelphia and Associate Professor of Neurology and Pediatrics at the University Of Pennsylvania School Of Medicine. Dr. Kaye serves as a Neurological Consultant at the Children’s Hospital of Boston and is on the editorial boards of a number of medical journals. He is also a member of several scientific advisory boards, including United Leukodystrophy Foundation, Spinal Muscular Atrophy Foundation, CureCMD, CureDuchenne and Prize4Life. Dr. Kaye received his medical education and pediatric training at Loyola University Stritch School of Medicine and University Hospital, child neurology training at Boston City Hospital, Boston University, and completed his training as a neurochemical research fellow at Bedford VA Hospital, Boston University.

Dr. Kaye brings to our Board of Directors extensive clinical research and development experience, particularly his expertise in rare neuromuscular diseases that is highly relevant as we advance our clinical programs in ALS and SMA into late-stage development.

B. Lynne Parshall, Esq. has served as a member of our Board of Directors since February 2013. Ms. Parshall currently serves on the Board of Directors and as the Senior Strategic Advisor of Ionis Pharmaceuticals, Inc. She has held various positions of increasing responsibilities at Ionis since 1991. Prior to joining Ionis, Ms. Parshall was a partner at the law firm of Cooley Godward LLP. From July 2005 to August 2009, Ms. Parshall also served as a member of the Board of Directors of Cardiodynamics International Corporation. Ms. Parshall has served as a member of the Board of Directors of Regulus Therapeutics Inc. since January 2009. She is a member of the Licensing Executives Society and a member of the American, California, and San Diego bar associations. Ms. Parshall holds a J.D. from Stanford Law School and a B.A. from Harvard University.

Ms. Parshall brings to our Board of Directors extensive operational and business development experience, particularly in the advancement and funding of potential products directed to specialty care and orphan drug designated indications.

Sandford D. Smith has served as a member of our Board of Directors since March 2012. Since December 2011, Mr. Smith has served as Founder and Chairman of Global Biolink Partners. From 1996 to 2011, Mr. Smith held various positions at Sanofi-Genzyme (formerly Genzyme Corporation), most recently leading the integration of Genzyme’s international business into Sanofi’s global organization. Prior to that, he served as Executive Vice President of Genzyme Corporation and President of Genzyme International. From 1986 to 1996, Mr. Smith was President, Chief Executive Officer, and a member of the Board of Directors of RepliGen Corporation. From 1977 to 1985, Mr. Smith held various positions at Bristol-Myers Squibb, most recently serving as Vice President of Business Development and Strategic Planning for the Pharmaceutical and Nutritional Division. Mr. Smith has served on the Board of Directors of Akcea Therapeutics since March 2017, Neuralstem, Inc. since May 2014, and the Board of Directors of Arpicus Biosciences, Inc. since August 2014. He served on the Board of Directors of Novelion Therapeutics from November 2016 to March 2017, Aegerion Pharmaceuticals, Inc. from January 2012 to November

2016, and on the Board of Directors of NVenta Biopharmaceuticals Corporation from 2007 to 2009. Mr. Smith earned a B.S. from the University of Denver.

Mr. Smith brings to our Board of Directors broad experience in matters relating to the launch and commercialization of new drugs in a wide range of therapeutic areas, and in particular drugs targeting rare disease indications. He also has extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries.

Wendell Wierenga, Ph.D. has served as a member of our Board of Directors since February 2011. From June 2011 to January 2014, Dr. Wierenga served as Executive Vice President, Research and Development, at Santarus, Inc., which was acquired by Salix Inc., which was subsequently acquired by Valeant Pharmaceuticals International, Inc. From 2006 to 2011, he served as Executive Vice President, Research and Development, at Ambit Biosciences Corporation. From 2003 to 2006, he served as Executive Vice President of Research and Development at Neurocrine Biosciences, Inc. From 2000 to 2003, Dr. Wierenga served as Chief Executive Officer of Syrrx, Inc. (now part of Takeda Pharmaceutical Company). From 1990 to 2000, he was Senior Vice President of Worldwide Pharmaceutical Sciences, Technologies and Development at Parke-Davis/Warner Lambert (now Pfizer, Inc.) Prior to that, Dr. Wierenga spent 16 years at Upjohn Pharmaceuticals in research and drug discovery roles, most recently as Executive Director of Discovery Research. Dr. Wierenga has served on the Board of Directors of XenoPort, Inc. from 2001 to August 2016, the Board of Directors of Ocera Therapeutics, Inc. since December 2013, the Board of Directors of Apricus Biosciences, Inc. and Concert Pharmaceuticals, Inc. since March 2014 and on the Board of Directors of Anacor Pharmaceuticals, Inc. from 2014 to July 2016. He also serves as the Chairman of the Board of Directors of a privately held pharmaceutical research and development company. Dr. Wierenga also served on the Board of Directors of Onyx Pharmaceuticals, Inc. from 1996 to 2013. Dr. Wierenga holds a B.A. from Hope College and a Ph.D. in Chemistry from Stanford University.

Dr. Wierenga brings to our Board of Directors over thirty years of experience in matters relating to pharmaceutical drug discovery and development in a wide range of therapeutic areas, and an extensive background as a public company executive and board member in the pharmaceutical and biotechnology industries.

Board Leadership Structure

Our Board of Directors does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board of Directors believes that it should have the flexibility to make these determinations in the way that it believes best provides appropriate leadership for us at a given time.

The Board believes that its current leadership structure, with Mr. Blum serving as Chief Executive Officer and Dr. Gage serving as Chairman, is appropriate for us at this time. Both leaders are actively engaged on significant matters affecting us, such as long-term strategy. The Chief Executive Officer has overall responsibility for all aspects of our operations, while the Chairman has a greater focus on governance, including oversight of the Board of Directors. We believe this balance of shared leadership between the two positions is a strength for us.

Board Role in Risk Oversight

The role of our Board of Directors is to oversee the President and Chief Executive Officer and other senior management in the competent, lawful and ethical operation of the Company, including management’s establishment and implementation of appropriate practices and policies with respect to areas of potentially significant risk to us. Management routinely reports to the Board of Directors regarding any potential areas of significant risk. These reports include discussions of current and new areas of potential operational, legal or financial risk and status reports on risk mitigation programs undertaken by us. The Board of Directors as a whole is responsible for such risk oversight, but administers certain of its risk oversight functions through its committees, such as the Audit Committee, the Compensation and Talent Committee and the Nominating and Governance Committee.

The Audit Committee is responsible for the oversight of our accounting and financial reporting processes, including our internal control systems. In addition, the Audit Committee oversees and reviews our financially related risk management practices, including our investment policy.

As part of the of the Compensation and Talent Committee’s risk oversight function, it considers whether our compensation policies and practices for our employees create risks that are reasonably likely to have a material adverse effect on us. In conducting this evaluation, the Compensation and Talent Committee has reviewed our current practices and procedures for awarding cash and equity compensation to employees through the annual performance review process, particularly as such practices and procedures apply to the establishment of the goals that are taken into consideration in the payment of bonuses. The Compensation and Talent Committee has determined that these practices do not encourage inappropriate risk-taking. In particular, because we are a development-stage company with no commercial sales, the Compensation and Talent Committee has concluded that our employees are not incentivized to take inappropriate risks to meet short-term goals. Further, the Compensation and Talent Committee believes that there is sufficient Board of Director oversight of our processes for compensation determinations to avoid the establishment of incentives that are materially adverse to our interests. Accordingly, the Compensation and Talent Committee has determined that our compensation policies at this time do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Nominating and Governance Committee oversees the risks associated with our corporate governance and operating practices, including those relating to the composition of Board of Directors, the structure and function of Board committees, and meeting logistics and policies. The Nominating and Governance Committee regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors.

Independence of Directors

Each of our directors is independent as defined under the Nasdaq listing standards, except for Robert I. Blum, our President and Chief Executive Officer, who is not independent by virtue of his employment with the Company.

There is no family relationship between any director and executive officer of the Company.

Board of Directors Meetings and Committees

Our Board of Directors held four meetings during the fiscal year ended December 31, 2017. Each of the directors serving during fiscal year 2017 attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board of Directors upon which such director served during his or her tenure.

We do not have formal policies regarding attendance by members of the Board of Directors at our annual meetings of stockholders. Robert I. Blum, Santo Costa, L. Patrick Gage, Ed Kaye, John T. Henderson, Lynne Parshall, Sandford D. Smith and Wendell Wierenga attended the 2017 Annual Meeting of Stockholders.

The Board of Directors has a standing Audit Committee, a Compensation and Talent Committee, a Nominating and Governance Committee and a Science and Technology Committee and established written charters for each of these committee. All members of these committees are independent as currently defined by Nasdaq listing standards. Charters for these committees are on our website cytokinetics.com. The information found on our website is not part of this or any other report filed with or furnished to the SEC.

Audit Committee. The Audit Committee consists of directors Ms. Parshall, Dr. Kaye (effective February 4, 2018), Dr. Henderson and Mr. Smith. All members of the Audit Committee are independent (as independence is currently defined in Rules 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors determined that Ms. Parshall is an “audit committee financial expert” as defined in the SEC rules, based on her experience as a Chief Operating Officer of a life science company and the other experience included in her biography above.

The Audit Committee reviews our critical accounting policies and practices, consults with and reviews the services provided by our independent registered public accounting firm and selects our independent registered public accounting firm.

The Audit Committee held eight meetings during fiscal year 2017.

Compensation and Talent Committee. The Compensation and Talent Committee consists of directors Mr. Costa, Dr. Gage, Mr. Smith and Dr. Wierenga. All members of the Compensation and Talent Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards) and Rule 5605(d)(2), as applied to compensation committee members.

The Compensation and Talent Committee reviews and approves the salaries and incentive compensation of our executive officers and administers our stock plans and employee benefit plans. The Compensation and Talent

Committee, in consultation with the third-party executive compensation consultant and discussion with management, forms its own recommendations for all executive compensation (base salary, bonus, equity and other benefits) and director compensation. All new hire stock option and stock award grants to employees above the senior director level, including our executive officers, are approved by the Compensation and Talent Committee. In addition, the Compensation and Talent Committee approves the annual stock option grants for all employees as part of the annual performance review process. The Compensation and Talent Committee may engage the services of third-party professional executive compensation consulting firms to assist in benchmarking data from competitive peer group companies.

The Compensation and Talent Committee has delegated to Robert I. Blum, as President and Chief Executive Officer, the authorization to approve new hire stock option grants, within pre-approved new hire grant guidelines, for new hires at or below the senior director level. Further discussion of the role and function of our Compensation and Talent Committee can be found in the section below entitled “Compensation Discussion and Analysis.”

The Compensation and Talent Committee held six meetings during fiscal year 2017.

Nominating and Governance Committee. The Nominating and Governance Committee consists of directors Mr. Costa, Dr. Gage, Dr. Henderson, and Ms. Parshall. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) and 5605(d)(2) of the Nasdaq listing standards).

The Nominating and Governance Committee assists the Board of Directors in identifying qualified persons to serve as directors, evaluates all proposed director nominees, evaluates incumbent directors before recommending re-nomination, and recommends approved candidates to the Board of Directors for appointment or re-nomination to Company stockholders. The Nominating and Governance Committee also regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors. If there is a change in a director’s employment, the Nominating and Governance Committee evaluates and makes a recommendation to the Board of Directors as to whether the potential termination of the director is appropriate.

The Nominating and Governance Committee has used and may use in the future search firms to assist in the identification and evaluation of qualified candidates to join the Board of Directors.

The Nominating and Governance Committee held four meetings during fiscal year 2017.

To date, the Nominating and Governance Committee has not established a policy for considering candidates for director nominated by our stockholders, and will consider director candidates nominated by stockholders on a case-by-case basis, as appropriate. Because those candidates will receive substantially the same consideration that candidates recommended by members of the Board of Directors receive, the Board of Directors believes that it is appropriate for us to not have a formal policy for considering such candidates at this time. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our Bylaws.

Science and Technology Committee. Our Board of Directors established the Science and Technology Committee in September 2014. The Science and Technology Committee consists of directors Dr. Califf (effective February 7, 2018), Dr. Gage, Dr. Henderson, Dr. Kaye and Dr. Wierenga.

The Science and Technology Committee provides guidance to management and the Board of Directors on emerging trends in healthcare, discovery research and clinical development, and reviews and advises management and the Board of Directors on the overall strategic direction and investment in our research, development and technology programs. The Science and Technology Committee regularly reviews research programs and progress against goals, assesses the capabilities of key scientific and medical personnel and the depth and breadth of the scientific resources available to us, as well as reviewing and advising on regulatory strategy.

The Science and Technology Committee held four meetings during fiscal year 2017.

Communicating with the Board of Directors.

We do not have a formal policy regarding stockholder communication with the Board of Directors. Our stockholders may communicate directly with the Board of Directors in writing, addressed to:

Board of Directors

c/o Corporate Secretary

Cytokinetics, Incorporated

280 East Grand Avenue

South San Francisco, California 94080

or by email to: investor@cytokinetics.com

The Corporate Secretary will review each stockholder communication. The Corporate Secretary will forward to the entire Board of Directors (or to members of a Board of Directors’ committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that relates to our business or governance if the communication: (i) is not offensive, (ii) is legible in form and reasonably understandable in content, and (iii) is not merely related to a personal grievance against us or an individual or the purpose of which is to further a personal interest not shared by the other stockholders generally. Stockholders who would like their submissions directed to an individual member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

EXECUTIVE OFFICERS

The following table sets forth the names of our executive officers and their ages and positions with us as of March 28, 2018:

Name	Age	Position
Robert I. Blum	54	President and Chief Executive Officer
Ching Jaw	55	Senior Vice President, Chief Financial Officer
Fady I. Malik, M.D., Ph.D.	53	Executive Vice President, Research and Development
David W. Cragg	62	Senior Vice President, Human Resources

Executive Skills, Experience and Background

Robert I. Blum’s biography is set forth under “Board of Directors” above.

Ching Jaw has served as our Senior Vice President and Chief Financial Officer since June 2017.  He was Chief Financial Officer of North America Pharmaceuticals and as Chair of the North America Regional Finance Council at Sanofi, a pharmaceutical company, from 2015 to 2017. From 2012 to 2015, Ching was Chief Financial Officer for Ventana Medical Systems, a member of the Roche Group, a pharmaceutical company. Between 2001 and 2012, he held a wide variety of finance positions with Genentech Inc., now part of the Roche Group, including Chief Financial Officer of Roche in Taiwan and as Head of R&D Finance at Genentech. Mr. Jaw holds a Bachelor of Science degree in Naval Architecture from National Taiwan University, a Master of Science in Aerospace Engineering from the University of Michigan, and an M.B.A. in Finance and General Management from the University of Chicago Graduate School of Business.

David W. Cragg has served as our Senior Vice President, Human Resources since July 2009. He served as our Vice President of Human Resources from February 2005 through June 2009. From October 2000 until January 2005, Mr. Cragg managed his own human resources consulting practice. From March 2000 until its acquisition in September 2000 by Yahoo!, Inc., he was Vice President, Human Resources for eGroups Inc., an Internet email management company. Prior to October 2000, Mr. Cragg was a Principal Human Resources Consultant at Genentech, Inc. Mr. Cragg received a B.A. in Industrial Psychology from the University of California, Santa Cruz.

Fady I. Malik, M.D., Ph.D., has served as our Executive Vice President of Research and Development since November 2015. Dr. Malik served as our Senior Vice President of Research and Development from August 2014 to November 2015. Dr. Malik served as our Senior Vice President of Research and Early Development from June 2012 to August 2014. He has been with Cytokinetics since our inception in 1998, serving in a variety of roles, including Vice President, Biology from March 2008 to June 2012, all focused towards building our cardiovascular and muscle programs. Since 2000, Dr. Malik has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently a Clinical Professor and an Attending Interventional Cardiologist at the San Francisco Veterans Administration Medical Center. Dr. Malik received a B.S. from the University of California at Berkeley, a Ph.D. from the University of California at San Francisco and his M.D. from the University of California at San Francisco.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices for 2017 for the following individuals, who we refer to as our Named Executive Officers:

Name	Position
Robert I. Blum	President and Chief Executive Officer
Ching Jaw	Senior Vice President, Chief Financial Officer
Fady Malik, M.D., Ph.D.	Executive Vice President, Research and Development
Bradley P. Morgan, Ph.D.	Senior Vice President, Research and Non-Clinical Development
Andrew A. Wolff, M.D., F.A.C.C.	Senior Vice President, Chief Medical Officer
Sharon A. Barbari	Former Executive Vice President, Finance and Chief Financial Officer

Mr. Blum is our Principal Executive Officer, Mr. Jaw became our Principal Financial Officer when he joined us in June 2017 and Mr. Barbari was our Principal Financial Officer until her retirement in June 2017.

Overview of Compensation Program

We design our executive compensation program to provide a competitive compensation package that focuses on corporate and individual performance and long-term results, while maximizing retention.

The highlights of our 2017 executive compensation program include:

•

We provided merit salary increases in the range of 2% to 3% to members of our Named Executive Officers in 2017 (other than Mr. Jaw, who was newly hired in 2017) and granted merit salary increases to other employees in 2017 consistent with our past practices.

•

We provided an annual discretionary bonus designed to reward individuals for achieving corporate goals and, except for our President and Chief Executive Officer (our “CEO”), individual goals in their functional area.

•	Our Named Executive Officers were granted stock options and equity awards in recognition of their performance in 2016.

At our 2017 Annual Meeting of Stockholders, approximately 99% of the shares voted were cast in favor of our executive compensation for 2016 and a majority of shares voted were cast in favor of submitting future advisory votes on executive compensation to the stockholders every year. The Compensation and Talent Committee of the Board of Directors (the “Committee”) believes that this vote affirms our stockholders’ support for our compensation practices. After considering the outcome of the advisory vote, the Committee made no significant changes to the executive compensation program for 2017. We expect to hold our advisory vote on executive compensation at the 2019 Annual Meeting.

Compensation Philosophy and Objectives

The Committee works to structure our executive compensation program to reward achievement of our business goals, align the executive officers’ interests with those of our stockholders and encourage our executives to build a sustainable biopharmaceutical company. The Committee seeks to ensure that we maintain our ability to attract and retain superior employees in key positions by providing our executives compensation that is competitive relative to the compensation paid to similarly situated executives in a defined group of peer companies and the broader marketplace from which we recruit and compete for talent. The Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable, competitive and reflective of their performance and contributions toward corporate goals and objectives. To meet these objectives, we provide base salary, discretionary cash bonus, equity awards, broad-based employee benefits with limited prerequisites, and severance benefits upon a loss of position in connection with a change in control.

In determining the amount and form of these compensation elements, the Committee considers a number of factors, including:

•	compensation levels paid to similarly situated executives by our Peer Companies (as defined below), to attract and retain executives in a competitive market for talent;
•

corporate and individual performance, including performance in relation to our business plan, and execution of individual, team and company-wide strategic initiatives, to focus executives on achieving our business objectives;

•	the experiences and knowledge of our executives;
•

internal pay equity of the compensation paid to one executive officer as compared to another — that is, the compensation paid to each executive should reflect the importance of his or her role to the Company as compared to the roles of the other executives — to promote teamwork and contribute to retention, while recognizing that compensation opportunities should increase based on increased levels of responsibility among officers;

•

broader economic conditions, to ensure that our pay strategies account for how the larger economic environment impacts our business, such as the relatively high cost of living and competitive life science marketplace in the Bay Area; and

•	the potential dilutive effect of equity awards on our stockholders.

Role of the Committee

The Committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the compensation policies and practices applicable to all of our employees, including the administration of our equity plans and employee benefit plans. As part of its responsibilities, the Committee establishes and implements compensation decisions for our Named Executive Officers and evaluates the success of those decisions in supporting our compensation philosophy for our Named Executive Officers. The Committee reports its decisions regarding executive compensation matters to the Board of Directors.

As part of its deliberations, in any given year, the Committee may review and consider materials such as Company financial reports, financial projections, operational data and stock performance data. The Committee also reviews information such as total compensation that may become payable in various hypothetical scenarios, executive stock ownership information, analyses of historical executive compensation levels and current company-wide compensation levels and benchmarking data provided by the independent compensation consultant. The Committee also seeks input from Radford Surveys + Consulting, an Aon Hewitt Company (“Radford”), the Committee’s independent compensation consultant and our CEO.

Role of the Independent Compensation Consultant

The Committee retained Radford as its independent compensation consultant for compensation decisions in 2017. The Committee assessed Radford’s independence and concluded that no conflict of interest exists that would prevent Radford from independently advising the Committee. The Committee intends to continue to assess the independence of any of our compensation advisors, consistent with applicable NASDAQ listing standards.

While we pay for Radford’s services, the Compensation Committee has the authority to engage and terminate Radford’s services. Radford has no authority to make compensation decisions on behalf of the Committee or the Company. Radford may attend Committee meetings either in person or via conference call as deemed appropriate by the Committee Chair. Our management provides historical data, reviews reports for accuracy and interacts directly with Radford. The Compensation Committee, at its discretion, may also communicate and meet separately with Radford.

For 2017, Radford provided the following services to the Committee:

•	reviewed and provided recommendations on the composition of our 2017 Peer Companies;
•	provided compensation data related to executives at our 2017 Peer Companies based on data from SEC filings and Radford’s Life Science Survey;
•	conducted a competitive review of the compensation of our Named Executive Officers, including advising on the design and structure of our equity incentive compensation program;

•

conducted a detailed assessment of our 2017 Peer Companies board of directors’ compensation practices and developed a summary report of findings and recommendations, including advising on the design and structure of our equity incentive compensation program; and

•	prepared an analysis of our share usage under our equity incentive plan in comparison to our 2017 Peer Companies based on data from SEC filings.

Radford did not provide any other executive compensation services to us in 2017. We separately engaged Radford to provide our management with survey data and advice regarding compensation and equity awards for our broader employee base. The fee for this engagement in 2017 was less than $20,000. The Committee determined that these services did not constitute a conflict of interest or prevent Radford from objectively performing its work for the Committee.

Role of Executive Officers in Compensation Decisions

For compensation decisions in 2017, our CEO aided the Committee by providing recommendations regarding the compensation of the Named Executive Officers other than himself. Each of those Named Executive Officer participated in an annual performance review with our CEO or their direct manager to provide input about his or her contributions to our goals and objectives for 2017. Our CEO participated in a review process, with respect to his own performance, with a representative from the Board of Directors and Committee member. The Committee assessed the recommendations of our CEO (and, with respect to our CEO, the recommendations of the Board of Directors’ representative) in the context of each Named Executive Officer’s performance. No Named Executive Officer participated directly in the Committee’s final determinations regarding the amount of any component of his or her 2017 compensation.

Our Human Resources, Finance and Legal departments work with our CEO to design and develop compensation programs for our Named Executive Officers, to recommend changes to existing compensation programs, to establish corporate and individual performance goals, to prepare peer data comparisons and other Committee briefing materials and ultimately to implement the Committee’s decisions. Our Senior Vice President, Human Resources and our CEO meet separately with Radford to convey information on proposals that management may make to the Committee, as well as to assist Radford in collecting information about us to perform its duties for the Committee.

Benchmarking

The Committee believes it is important when making its compensation-related decisions to be informed as to current compensation practices of comparable publicly held companies in the life sciences industry. the Committee engaged Radford to analyze the executive compensation practices of a number of comparable publicly held companies in the life sciences industry (the “Peer Companies). The Committee, in consultation with Radford, reviews and adjusts the list of Peer Companies annually to ensure that the list provides a current and useful comparison of companies for use as a means of comparing our executive compensation levels relative to the market. Companies are evaluated and adjusted as appropriate for inclusion in these analyses based on business characteristics similar to ours. Potential companies are selected based on criteria that include business model, stage of development, market capitalization, year of initial public offering, employee headcount, research and development expenditures, cash reserves and revenue.

In late 2016, The Committee approved the following Peer Companies for use in making compensation decisions in 2017:

• Acceleron Pharma	• ChemoCentryx
• Adamas Pharmaceuticals	• Concert Pharmaceuticals
• Aerie Pharmaceuticals	• Five Prime Therapeutics
• Amicus Therapeutics, Inc.	• Geron Corporation
• Anthera Pharmaceuticals, Inc.	• Insmed
• Ardelyx	• Omeros Corporation
• ArQule, Inc.	• OncoMed Pharmaceuticals, Inc.
• Array Biopharma, Inc.	• Regulus Therapeutics
• Atara Biotherapeutics	• Rigel Pharmaceuticals, Inc.
• BioCryst Pharmaceuticals	• Sangamo Biosciences, Inc.

At the time of the determination, these companies each had a market capitalization between $116 million and $1,453 million, had an employee head count between 17 and 185, and were generally at a comparable stage to us in the development of their lead drug candidate. The Committee determined that the foregoing selection criteria were appropriate for selecting the Peer Companies for 2017 because at such time, we were a late-stage biopharmaceutical company with a market capitalization of approximately $363 million and 100 employees.

Radford prepared an analysis of the compensation practices of the Peer Companies as reported in their proxy statements, and offered additional analysis based on the compensation practices of a comparable group of life science companies (a subset of what is included in the broader Radford Life Science Survey).

The Committee reviewed the cash and equity components from these analyses in setting a total compensation package for each executive officer as well as reviewing each executive officer’s past and anticipated contributions to the Company, current compensation package, compensation market trends for competitive positions, retention risks and overall performance. The Committee believes that considering this benchmark information to be important in compensation-related decisions. Other factors, such as economic conditions, internal pay equity may play an important role with respect to the compensation offered to an executive in any given year.

The Committee aims to provide target total cash and long-term equity compensation at or around the median of the compensation paid to similarly situated executives employed by the Peer Companies for target level performance, with compensation above this level possible for exceptional performance. To achieve this positioning for target levels of compensation, the Committee generally sets the various compensation elements as follows:

•	base salaries between the 50th and 75th percentile for comparable positions;
•	target cash bonus compensation at a level such that, when combined with base salary, the target total cash compensation is at or around the median for comparable positions; and
•

target long-term equity compensation at a level such that, when combined with target total cash compensation, target total cash and equity compensation is at or around the median for comparable positions.

Compensation Components

Base Salary. We provide base salary as the fixed source of compensation for our executive officers for the services they provide to us during the year and to balance the impact of having the bulk of the remainder of their compensation “at risk” in the form of discretionary annual cash bonuses and equity-based incentive compensation. The Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain talented executives.

Annual Bonus. We structured our annual cash bonuses to provide incentives for our Named Executive Officers to achieve our annual corporate and individual performance objectives.

Target Bonuses. Each Named Executive Officer’s annual target bonus is expressed as a percentage of his or her base salary and is set at a level that, upon 100% achievement of our corporate goals and the Named Executive Officer’s individual performance goals, falls at the median level for a similar executive position as compared to the Peer Company data. In determining the split of the target bonus as between corporate and individual performance, the Committee believes that the more senior a Named Executive Officer’s position and operational responsibilities, the greater the percentage of his or her bonus that should be weighted to our corporate rather than individual achievement. For example, our President and Chief Executive Officer’s bonus is based entirely on corporate achievement and not on individual achievement.

In the first quarter of each year, the Committee reviews and approves corporate goals presented by senior management. The Committee does weigh the goals but does not establish a specific performance formula. Rather, the Committee determines actual bonuses in a subjective fashion at the end of the year, taking into account the original goals and any other factors the Committee determines are material, in its discretion. The minimum bonus amount is zero, and the maximum is 120% of the target bonus amount. If the Committee determines that bonuses should not be awarded for corporate achievement for any reason, bonuses will not be paid even if the individual achievements were met. We believe this fully discretionary bonus structure allows the Committee to be responsive to the uncertainties and lack of predictability associated with being a biotechnology company dedicated to the discovery, development and commercialization of first-in-class therapeutics with novel mechanisms of action.

Equity Awards. The Committee believes that providing a material portion of our executive officers’ total compensation in equity awards aligns the interests of our executive officers with our stockholders, by linking the value of compensation to the value of our Common Stock. In determining the form and size of equity awards, the Committee considers information provided by Radford as to whether the complete compensation packages provided to each Named Executive Officer, including prior equity awards, are sufficient to retain, motivate and adequately reward the executive for his or her contributions. In addition, in determining the size of equity awards, the Committee considers the anticipated value of the Named Executive Officer’s contributions going forward. We make new-hire and subsequent equity awards on pre-determined dates as follows:

•

Before an offer is made, the Committee approves the terms of new-hire equity awards above the senior director level. The Committee has authorized the CEO to approve new hire equity awards, within pre-approved guidelines, at or below the senior director level.

•	We generally grant subsequent equity awards to all eligible employees during the first quarter of each fiscal year.

We do not purposely accelerate or delay the public release of material information in consideration of a pending equity awards to allow the grantee to benefit from a more favorable stock price.

We encourage our executives to hold a significant equity interest in the Company, but we have not set specific ownership guidelines. We prohibit our executives, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.

Stock Options. We grant stock options to our Named Executive Officers when they join us and annually, on a discretionary basis, as part of our performance review and rewards process. All options have an exercise price equal to the fair market value of our Common Stock on the date of grant, and generally vest monthly based on continued service over a four-year period (with a one-year cliff for new hire grants). As a result of our option grant structure, the options provide a return to the executive officer only if the executive officer remains a service provider to the Company, and then only if the market price of our Common Stock appreciates relative to the option exercise price over the period in which the option vests and beyond.

Restricted Stock Awards (RSUs): In 2017, after reviewing practices of our peers and in conjunction with the recommendations of our compensation consultants, we granted a blend of stock options and RSUs to our Named Executive Officers.  We believe this blended approach will enable us to retain a competitive position and enhances the retention of key talent.

In determining the size of equity awards to Named Executive Officers in a given year, the Committee may consider:

•

for each Named Executive Officer, the value of equity awards granted to executives in similar positions at our Peer Companies, targeting long-term equity compensation at a level such that, when combined with target total cash compensation, the officer’s target total compensation opportunity is at or around the median for comparable positions;

•	the equity budget for a given year for all of our employees, and the percentage of that budget allocated to be used for awards to our Named Executive Officers;
•	the retention and motivation value of equity awards that have been previously granted to each Named Executive Officer;
•	each Named Executive Officer’s total potential ownership as a percentage of our total outstanding shares; and
•	internal pay equity among our Named Executive Officers, to reflect the importance of each Named Executive Officer’s responsibilities to our success as compared to our other Named Executive Officers.

Broad-based employee benefits with limited prerequisites.  Our Named Executive Officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, employee stock purchase and 401(k) plans. These benefits are available on the same terms and conditions as to our other employees. Our Named Executive Officers do not receive any perquisites other than those provided to all employees.

Severance Benefits and Employment Agreements.  We have Executive Employment Agreements with each of our Named Executive Officers that provide for salary and benefit continuation, bonus payments and accelerated vesting of equity awards upon the termination of their employment either by us without cause, or by the executive for good reason following a loss of position in connection with a change of control of the Company. The terms of these agreements are described in the section below entitled “Potential Payments Upon Change of Control.”

The Committee believes these agreements are an essential element of our executive compensation program and assists the Committee in recruiting and retaining talented executives. The Committee also believes these benefits serve to minimize the distractions to the executive, reduce the risk that the executive will depart the Company before an acquisition is consummated, and allow the executive to focus on continuing normal business operations and the success of a potential business combination, rather than worrying about how business decisions that may be in our best interests and the interest of our stockholders will impact his or her own financial security. That is, these change of control arrangements help ensure stability among our executive ranks and will enable our executives to maintain a balanced perspective in making overall business decisions during periods of uncertainty. Further, these agreements are in line with customary practices at an executive level at the Peer Companies.

Corporate and Individual Achievement Assessment Impacting Compensation Components

Corporate Achievement. Before the start of each calendar year, management prepares a set of corporate goals covering our expected operating and financial performance for the fiscal year. Our corporate goals are focused on corporate metrics and objectives that are intended to provide both near- and long-term stockholder value. The Committee then reviews and approves these corporate goals.

For 2017, the Committee approved corporate goals included:

•	Advancement of development candidates from Research into IND-enabling studies,
•	Completion of VITALITY-ALS and the reporting of top-line results,
•	Guiding collaboration with Amgen to include Japan in GALACTIC-HF, the Phase 3 trial of omecamtiv mecarbil in patients with congestive heart failure,
•	Guiding collaboration with Amgen to enable an additional Phase 3 trial for omecamtiv mecarbil,
•	Conduct of CY 5021, the Phase 2 clinical trial of reldesemtiv in patients with Spinal Muscle Atrophy,
•	Conduct of FORTITUDE-ALS, the Phase 2 clinical trial of reldesemtiv in patients with ALS,
•	Execution of regulatory and pre-commercial readiness plans for tirasemtiv
•	Development of a comprehensive compliance program,
•	Fundraising and corporate partnering related to our programs, and
•	Management of expenses to finish 2017 with adequate cash reserves to provide for company plans.

At the end of each year, the Committee determines the overall level of corporate achievement, including assessing our performance relative to these goals. The Committee does not use a rigid formula in determining the Company’s level of achievement, but instead considers:

•	the degree of success achieved for each corporate goal, comparing actual results against the pre-determined deliverables associated with each objective;
•	the difficulty of the goal;
•	whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results;
•	other factors that may have made the stated goals more or less important to our success; and
•	other accomplishments by us during the year or other factors that, although not included as part of the formal goals, are nonetheless deemed important to our near- and long-term success.

The Committee does assign weightings to the goals by functional area, but uses its discretion and judgment to determine a percentage that it believes fairly represents our achievement level for the year.

Individual Goals. Individual goals for each Named Executive Officer are derived from the corporate goals that relate to his or her functional area, except for our CEO, who has no individual goals apart from the corporate goals. Our CEO establishes the individual goals for 2017 with each other Named Executive Officer described below based on the relevant corporate goals and key functional area priorities for the year.

•	With Ms. Barbari’s planned retirement in 2017, her goals focused on ensuring a smooth transition of duties and responsibilities.
•	Dr. Malik’s goals included the advancement of programs in Research, completion and reporting of results from VITALITY-ALS, the conduct of our other clinical trials and the advancement of omecamtiv mecarbil in GALACTIC-HF as well as readying for the conduct of a second Phase 3 trial with omecamtiv mecarbil to be conducted by Cytokinetics.
•

Dr. Morgan’s goals related to collaborating with our commercial planning team to develop a CMC launch plan for tirasemtiv, leading Research towards candidate selection for our programs, overseeing non-clinical development and contributing to leadership across our collaborations.

•

Dr. Wolff’s goals related to analyses and interpretation of results from VITALITY-ALS protocol development for a new trial, leadership across our collaborations, working with commercial development to ready for a potential commercial launch of tirasemtiv and contributing to draft regulatory guidance.

•

Target bonus levels for 2017 performance for each of the Named Executive Officers, except for Ms. Barbari, who retired in June 2017, expressed as a percentage of base salary, and the relative weightings of individual goals and corporate goals, were as follows:

Named Executive Officer	Target Bonus % of Salary	Individual Goal Weighting	Corporate Goal Weighting
Mr. Blum	60%	0%	100%
Mr. Jaw	40%	25%	75%
Dr. Malik	40%	25%	75%
Dr. Morgan	35%	25%	75%
Dr. Wolff	35%	25%	75%

The 2017 target bonus levels were at the median level for similar executive positions as compared to the Peer Company data for 2017.

2017 Compensation Decisions

In February 2017, based on progress in the advancement of our skeletal and cardiac muscle programs, the achievement of research program milestones, the expansion of a collaboration agreement, progress toward business development goals, other financing objectives and certain research goals, the Committee determined that the Company had an overall corporate achievement level of 95% for 2016. The Committee also determined the overall level of individual achievement for each Named Executive Officer, which includes, but is not limited to, an assessment of the individual’s performance relative to these goals.

The Committee does not use a rigid formula in determining each Named Executive Officer’s level of achievement, but considered:

•	the degree of success achieved against the specific deliverables associated with each objective;
•	the difficulty of the goal;
•	whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results;
•	the overall performance of the functional areas for which the individual has responsibility;
•	the manner in which the individual contributes to our overall success, including areas outside of his or her responsibility;
•	the overall management of the individual’s staff;
•	other factors that may have made the stated goals more or less important to our success; and
•	other accomplishments by the executive officer during the year that, although not included as part of the formal goals, are nonetheless deemed important to our near- and long-term success.

The Committee does not assign weights in these assessments, but uses its discretion and judgment to determine a percentage that it believes fairly represents the individual’s achievement level for the year.

Mr. Blum’s individual achievement level is based solely on the corporate achievement level. In February 2017, the Committee:

(i)	determined that the other Named Executive Officers had individual achievement levels for 2016 as follows: Ms. Barbari - 95%; Dr. Malik — 95%; Mr. Morgan — 95%; and Dr. Wolff — 87%; and
(ii)	increased base salaries, granted bonus amounts and grated equity awards for Named Executive Officers.

The Committee exercised some discretion in determining changes to compensation. All base salary changes were effective March 1, 2017. Equity awards were made pursuant to our 2004 Equity Incentive Plan. The following summarizes changes to individual compensation for our Named Executive Officers in 2017:

Robert I. Blum

Salary. Increased base salary from $595,000 to $615,000.

Bonus. Awarded a bonus of $350,000 for his performance in 2016.

Equity. Granted options to purchase 205,000 shares of common stock and 60,000 RSUs.

Sharon A. Barbari

Salary. Increased base salary from $412,798 to $425,182.

Bonus. Awarded a bonus of $156,863 for her performance in 2016.

Fady Malik

Salary. Increased base salary from $449,694 to $463,185.

Bonus. Awarded a bonus of $170,884 for his performance in 2016.

Equity. Granted options to purchase 50,000 shares of common stock and 30,000 RSUs.

Bradley Morgan

Salary. Increased base salary from $332,227 to $342,194.

Bonus. Awarded a bonus of $110,465 for his performance in 2016.

Equity. Granted options to purchase 20,000 shares of common stock and 20,000 RSUs.

Andrew Wolff

Salary. Increase base salary from $395,760 to $403,675.

Bonus. Awarded a bonus of $100,000 for his performance in 2016

Equity. Granted options to purchase 15,000 shares of common stock and 15,000 RSUs.

2018 Compensation Decisions

In February 2018, the Committee made the following decisions with respect to the compensation of the Named Executive Officers.

Named Executive Officer	2018 Base Salary	Options	RSUs	Target Bonus % of Salary
Mr. Blum	$633,450	200,000	145,000	60%
Mr. Jaw	$416,150	40,000	20,000	40%
Dr. Malik	$477,081	75,000	65,000	40%
Dr. Morgan	$352,460	20,000	20,000	35%
Dr. Wolff	$403,675	15,000	15,000	35%

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent such compensation exceeds $1 million per officer in any year. The exemption from the deduction limit under Section 162(m) for “performance-based compensation” has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our “covered employees” in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

The Committee will continue to monitor the applicability of Section 162(m) of the Code to its ongoing compensation arrangements. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the “performance-based compensation” exemption from the deduction limit, no assurance can be given that any compensation that may have been (or if granted under a binding written contract in place as of November 2, 2017 may be) intended to satisfy the requirements for exemption from Section 162(m), in fact will be exempt. In determining the form and amount of compensation for our named executive officers, the Committee may continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m). While the Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee may also look at other factors in making its decisions, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

Accounting Considerations

In determining the size and type of equity awards, the Committee considers the potential impact of the accounting guidance for stock-based compensation. we do not set a specific budget for equity compensation based on the accounting cost.

Compensation Recovery Policy

One of the objectives of our compensation program for our Named Executive Officers is to make a substantial portion of compensation dependent on our overall financial performance. In order to ensure that our Named Executive Officers take full account of risks to us and our stockholders in their decision-making, and to reduce such risks wherever practicable, our Board adopted and delegated to the Committee a policy that allows us to seek repayment of incentive compensation that was erroneously paid, commonly referred to as a Clawback Policy. This policy provides that if the Board, or the Committee as applicable, determines that there has been a material misstatement of publicly issued financial results from those previously issued to the public due to a knowing violation of SEC rules and regulations of the or our policies, or the willful commission of an act of fraud, dishonesty, gross recklessness or gross negligence, our Board or Committee will review all incentive compensation made to our Named Executive Officers during the three-year period prior to the restatement on the basis of having met or exceeded specific performance targets. If such payments would have been lower had they been calculated based on such restated results, we will (to the extent permitted by governing law) seek to recoup the payments in excess of the amount that would have been paid based on the restated results.

In addition, if we are required as a result of misconduct to restate our financial results due to the material noncompliance with any financial reporting requirements under federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they received.

Compensation and Talent Committee Report

Our Compensation and Talent Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Talent Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation and Talent Committee

Santo J. Costa
L. Patrick Gage
Sandford D. Smith
Wendell Wierenga

Dated: March 28, 2018

Compensation Committee Interlocks and Insider Participation

During 2017, no current or former member of the Compensation and Talent Committee or Named Executive Officer served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation and Talent Committee. The current and former members of the Compensation and Talent Committee were not officers or employees of the Company while a member of the Compensation and Talent Committee during 2017.

Risk Analysis of the Compensation Programs

The Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of our compensation policies and programs is intended to encourage our employees to remain focused on both our short- and long-term goals. For example, while our cash bonus plans measure corporate and individual performance on an annual basis, the stock options typically vest over a number of years, which the Committee believes encourages employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Summary Compensation Table

The following table summarizes the total compensation earned by or paid to each Named Executive Officer for the fiscal years ended December 31, 2017, 2016, and 2015:

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Mr. Blum, Principal Executive Officer	2017	$611,667	$350,000	$431,586	$1,474,586	—	$2,867,838
	2016	$591,667	$350,000	—	$1,236,290	—	$2,177,957
	2015	$571,667	$310,500	$1,259,820	$1,122,380	—	$3,264,367
Mr. Jaw, Principal Financial Officer	2017	$212,884	$125,000	—	$611,130	$150,875	$1,099,890

Dr. Malik, Named Executive Officer	2017	$460,937	$175,000	$215,793	$359,655	$8,550	$1,219,935
	2016	$447,866	$170,884	—	$449,560	$7,950	$1,076,260
	2015	$415,891	$157,941	$699,900	$561,190	$7,950	$1,842,872
Dr. Morgan, Named Executive Officer	2017	$340,533	$120,000	$143,862	$143,862	$8,100	$756,357
	2016	$330,614	$110,465	—	$224,780	$7,950	$673,809
	2015	$307,142	$88,782	$419,940	$168,357	$7,950	$992,171
Dr. Wolff, Named Executive Officer	2017	$402,356	$110,000	$107,897	$107,897	—	$728,149
	2016	$394,467	$100,000	—	$179,824	—	$674,291
	2015	$388,000	$90,000	$349,950	$196,417	—	$1,024,367
Ms. Barbari, Former Principal	2017	$254,340	—	—	—	$14,013	$268,353
Financial Officer	2016	$411,120	$156,863	—	$404,604	$7,950	$980,537
	2015	$402,730	$144,983	$524,925	$420,893	$7,950	$1,501,481
(1)	Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to our 401(k) plan.
(2)	Represents bonus compensation earned with respect to the applicable year, but paid in the subsequent year.
(3)

Reflects the grant date fair value of RSUs and Option granted. Assumptions used for the valuation of these grants are set forth in Note 11 to our audited financial statements for the fiscal year ended December 31, 2017 and included in our Annual Report on Form 10-K for the prior two years.

(4)

Reflects our matching contribution for the Named Executive Officer participation in our 401(k) plan. For Mr. Jaw, includes the compensatory portion of payments to Mr. Jaw in connection with joining us in June 2017 and related relocation expense.

Executive Employment and Other Agreements

We have Executive Employment Agreements with each Named Executive Officer that provide for such officers to remain at-will employees and to receive salary, bonus and benefits as determined at the discretion of the Board of Directors for such officers to receive certain benefits if, within the eighteen-month period following a change of control of the Company, they resign for good reason or are terminated by us or our successor other than for cause. See “Potential Payments Upon Change of Control” below.

Grants of Plan Based Awards in 2017

The following table sets forth information regarding plan-based awards to each of the Named Executive Officers during 2017, except that Ms. Barbari received no grants during 2017 given her retirement in June 2017.

		Estimated Future Payouts Under Employee Bonus Plan (1)			All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mr. Blum		$0	$369,000	$442,800	—	—	—
	02/23/17	—	—	—	265,000	$7.19	$1,906,172
Mr. Jaw		$0	$82,000	$98,400	—	—	—
	06/30/17	—	—	—	75,000	$8.15	$611,130
Dr. Malik		$0	$185,274	$222,329	—	—	—
	02/23/17	—	—	—	80,000	$7.19	$575,448
Dr. Morgan		$0	$119,768	$143,721	—	—	—
	02/23/17	—	—	—	40,000	$7.19	$287,724
Dr. Wolff		$0	$141,286	$169,544	—	—	—
	02/23/17	—	—	—	30,000	$7.19	$215,793
(1)

Reflects each Named Executive Officer’s participation in our Employee Bonus Plan, calculated based on each officer’s respective base salary and position. Amounts actually earned under this plan are reflected in the Summary Compensation Table.

(2)	Options were granted under the Amended and Restated 2004 Equity Incentive Plan and vest monthly over a four-year period.

Outstanding Equity Awards at December 31, 2017

The following table sets forth information regarding outstanding equity awards held by each Named Executive Officer, except for Ms. Barbari, as of December 31, 2017.

	Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested (2)	Market Value of Shares or Units That Have Not Vested (2)
	Exercisable	Unexercisable (1)
Mr. Blum	33,333	—	$20.22	2/28/2018
	45,832	—	$11.10	2/26/2019
	45,000	—	$18.48	2/24/2020
	83,332	—	$9.42	2/28/2021
	74,999	—	$6.30	3/5/2022
	133,333	—	$6.00	3/5/2023
	191,666	8,334	$9.65	2/24/2024
	141,667	58,333	$7.96	2/26/2025
	126,041	148,959	$6.67	2/23/2026
	42,708	162,292	$10.60	2/28/2027
					45,000	$344,109
					60,000	$348,771
Mr. Jaw	—	75,000	$12.10	6/30/2027
Dr. Malik	3,134	—	$20.22	2/28/2018
	8,333	—	$18.48	2/24/2020
	12,500	—	$9.42	2/28/2021
	29,166	—	$6.30	3/5/2022
	50,000	—	$6.00	3/5/2023
	95,833	4,167	$9.65	2/24/2024
	70,833	29,167	$7.96	2/26/2025
	45,833	54,167	$6.67	2/23/2026
	10,416	39,584	$10.60	2/28/2027
					25,000	$344,109
					30,000	$348,771
Dr. Morgan	83,332	—	$9.42	2/28/2021
	74,999	—	$6.30	3/5/2022
	133,333	—	$6.00	3/5/2023
	191,666	8,334	$9.65	2/24/2024
	141,667	58,333	$7.96	2/26/2025
	126,041	148,959	$6.67	2/23/2026
					-	$-
					45,000	$-
Dr. Wolff	20,832	—	$20.22	2/28/2018
	21,666	—	$11.10	2/26/2019
	22,500	—	$18.48	2/24/2020
	33,332	—	$9.42	2/28/2021
	7,291	—	$6.30	3/5/2022
	41,666	—	$6.00	3/5/2023
	24,791	10,209	$7.96	2/26/2025
	18,333	21,667	$6.67	2/23/2026
	3,125	11,875	$10.60	2/28/2027
					12,500	$344,109
					15,000	$348,771
(1)	All currently unexercisable options in this table vest monthly over a four-year period from the date of grant.
(2)

The performance stock units have specific clinical development milestone vesting triggers as well as additional time based vesting conditions. Vesting of 25% occurs March 31, 2017, 50% occurs March 31, 2018 and 25% on March 31, 2019, and only upon Committee certification of performance achievement. No stock units are earned if the goals are not met. The market value of the stock units is based on the closing stock price of $12.15 per share of our Common Stock on December 31, 2017.

Option Exercises and Vesting of Stock in 2017

The following table sets forth information regarding option exercises and vesting of stock by each Named Executive Officer during 2017.

	Performance Awards		Option Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mr. Blum	45,000	476,955	—	-
Mr. Jaw	—	—	—	—
Dr. Malik	25,000	264,975	6,666	21,568
Dr. Morgan	-	-	-	-
Dr. Wolff	25,000	264,975	—	—
Ms. Barbari	18,750	198,731	—	—

Pension Benefits

We do not provide our employees, including our Named Executive Officers, with a defined benefit pension plan or any supplemental executive retirement plans or retiree health benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified defined contribution plan or other nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change of Control

We have Executive Employment Agreements with each of the Named Executive Officers. Such agreements provide for such officers to receive certain benefits if, within the eighteen-month period following a change of control of the Company, the executive officer resigns for good reason or is terminated by us or our successor other than for cause (a “qualifying resignation or termination”) and such officer signs a standard release of claims with us. In addition, our executives will receive accelerated vesting of equity awards upon a change of control in which the acquirer does not assume all equity awards. However, we do not have any other agreements, plans or arrangements that provide for severance or other benefits upon termination for other reasons.

“Good reason” includes a material reduction in salary; a material decrease in duties or responsibilities; a material decrease in the duties or responsibilities of the supervisor to whom the executive officer is required to report; a material decrease in the budget over which the executive officer has authority; relocation of the place of employment to a location more than fifty miles from our location at the time of the change in control; or a material breach of the Executive Employment Agreement by us or our successor.

“Cause” includes failure to substantially perform the duties of the job other than due to physical or mental illness; engaging in conduct that is materially injurious to us or constitutes gross misconduct; material breach of the Executive Employment Agreement by the executive officer; material breach of our policies that have been adopted by the Board of Directors; conviction of a felony; or fraud against us.

Under their Executive Employment Agreements, upon a qualifying resignation or termination, Mr. Jaw, Dr. Malik, Dr. Morgan and Dr. Wolff will become entitled to receive: continuing severance payments at a rate equal to their base salary for a period of eighteen months; a lump sum payment equal to their full target annual bonus; acceleration in full of vesting of equity awards held by them; and continued employee benefits until the earlier of eighteen months following the date of termination or resignation or the date they obtain employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Code and become subject to the excise tax imposed under Section 4999 of the Code, the Executive Employment Agreements of Mr. Jaw, Dr. Malik, Dr. Morgan and Dr. Wolff each provide that the benefit amount may be reduced so that no portion of the payment is subject to the excise tax.

Under his Executive Employment Agreement, upon a qualifying resignation or termination, Mr. Blum will become entitled to receive: continuing severance payments at a rate equal to his base salary for a period of twenty-four months; a lump sum payment equal to his full target annual bonus; acceleration in full of vesting of equity awards held by him; and continued employee benefits until the earlier of twenty-four months following the date of termination or resignation or the date he obtains employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Code and become subject to the excise tax imposed under Section 4999 of the Code, Mr. Blum is eligible to receive a payment from us sufficient to pay the excise tax, and a tax gross-up payment, which is an additional payment sufficient to pay the excise tax and other income taxes resulting from the initial excise tax payment. This excise tax and tax gross-up payment has been in Mr. Blum’s employment agreement since May 2007, and has been a benefit we have historically offered at the Chief Executive Officer level based on the uniqueness and importance of that role to our business.

The provisions of each Executive Employment Agreement are intended to comply with the requirements of Section 409A so that none of the severance payments or benefits to be provided under the agreements will be subject to the additional tax imposed under Section 409A. If severance payments to an executive officer at the time of termination would trigger the additional tax imposed under Section 409A, then such payments will instead become payable to the executive officer starting six months and one day after the termination date.

Severance payments and benefits provided to an executive officer under an Executive Employment Agreement following a qualifying resignation or termination are subject to certain conditions including adherence to existing confidentiality, proprietary information and invention assignment agreements, and non-competition clauses.

The following table summarizes the potential benefits the Named Executive Officers, except for Ms. Barbari given her retirement in June 2017, would receive in the circumstances described above assuming their employment had been terminated on December 31, 2017:

Named Executive Officer	Salary	Bonus	Acceleration of Vesting of Equity Grants(1)	Acceleration of Vesting of Options (1)	Continuation of Employee Benefits (2)	Total
Mr. Blum	$1,230,000	$369,000	$231,543	$855,645	$88,631	$2,774,819
Mr. Jaw	$615,000	$164,000	$-	$-	$47,370	$826,370
Dr. Malik	$694,778	$185,274	$85,709	$448,195	$66,473	$1,480,429
Dr. Morgan	$513,291	$119,768	$41,747	$285,215	$66,048	$1,026,068
Dr. Wolff	$605,513	$141,286	$34,007	$224,098	$66,048	$1,070,951

(1)

The value of the acceleration of vesting of the equity grants is calculated using the closing market price of our Common Stock at December 31, 2017 of $12.15 and the value of the acceleration of vesting of options is calculated as the amount by which that closing market price exceeds the exercise price for unvested stock options at December 31, 2017.

(2)	Represents the cost of premiums for medical, dental, vision, life and disability insurance coverage under our group employee benefit plans.

Principal Executive Officer Pay Ratio

The following table provides the ratio of the total compensation for 2017 for Mr. Blum, our principal executive officer (‟PEO”) to the total compensation for 2017 for our median employee follows:

PEO Compensation for 2017	$2,867,838
Median Employee Compensation for 2017	$175,084
Ratio of PEO Compensation to Median Employee Compensation for 2017	16 to 1

In determining the median employee, we prepared a listing of all employees using a measurement date of December 31, 2017, annualized the salaries for those employees that were not employed for all of 2017 and identified the employee at the median of the listing of annualized salaries (the “Median Employee”). We calculated the Median Employee Compensation for 2017 for the Median Employee on the same basis as the total compensation of Mr. Blum in the Summary Compensation Table.

DIRECTOR COMPENSATION

Annual Retainers for Service. non-employee directors receive an annual base retainer for service on the Board of Directors and an additional annual committee retainer for each committee on which they serve. Annual retainers are as follows:

Base Retainer	Board of Directors Chair	$75,000
	Lead outside director (if any)	$42,500
	Other directors	$40,000
Committee Chair Retainer	Audit Committee	$20,000
	Compensation and Talent Committee	$15,000
	Nominating and Governance Committee	$10,000
	Science and Technology Committee	$25,000
Committee Member Retainer	Audit Committee	$10,000
	Compensation and Talent Committee	$7,500
	Nominating and Governance Committee	$5,000
	Science and Technology Committee	$7,500

Election to Receive Retainers in Cash or Stock Options. Each non-employee director may make an annual election to receive the annual base retainer (but not committee retainers) either in cash or to receive either 50% or 100% of that retainer in stock options granted on the first business day of a calendar year. The number of stock options granted is calculated at a rate of 2.5 times the cash retainer amount, divided by the closing price of our Common Stock on the date of grant. For example, if a director with $40,000 from the base retainer elects to receive 100% of the retainer in stock options, $100,000 (2.5 times $40,000) is divided by the closing stock price on the date of grant to determine the number of stock options. These stock options vest monthly over twelve months.

Automatic Grants to Non-Employee Directors. Under our Amended and Restated 2004 Equity Incentive Plan, non-employee directors receive automatic grants of stock options. Directors receive an initial option grant of 35,000 shares on joining the Board of Directors. Continuing directors receive an annual option grant 20,000 shares, generally at the time of the Annual Meeting of Stockholders. Generally, an initial grant to a director vests monthly over three years and grants to continuing directors vest monthly over one year. Our Board of Directors continues to have discretion to grant options to new and continuing non-employee directors. A non-employee director that resigns from the Board has one year following resignation to exercise vested options.

Director Summary Compensation Table for 2017

Employee directors receive no separate compensation for service as a member of the Board of Directors. The following table summarizes the total compensation earned by our non-employee Directors in 2017.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Dr. Califf	—	—	—
Mr. Costa	$60,000	$191,926	$251,926
Dr. Gage	$100,000	$191,926	$291,926
Dr. Henderson	$22,500	$259,781	$282,281
Dr. Kaye	$7,500	$259,781	$267,281
Ms. Parshall	$45,000	$225,854	$270,854
Mr. Smith	$37,500	$225,854	$263,354
Dr. Wierenga	$52,500	$225,854	$278,354

Dr. Henderson, Dr. Kaye and Mr. Smith elected to receive some of their retainers in stock options. Option awards reflect the grant-date fair value of stock options grants. Assumptions used for the valuation of stock option grants are set forth in Note 11 to our financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2017. We reimburse our non-employee directors for out-of-pocket expenses incurred in connection with service on our Board of Directors.

We maintain director and officer indemnification insurance policies that covers the Company as well as directors and officers individually. The policies currently run from June 1, 2017 through June 1, 2018 at a total annual cost of $461,502. The primary carrier is Old Republic Insurance Company.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee operates under a written charter adopted by the Board of Directors that is reviewed and approved annually by the Audit Committee. The purpose of the Audit Committee is to:

•	Select our independent auditors and oversee our accounting and financial reporting processes and audits of our financial statements;
•

Assist the Board of Directors in oversight and monitoring of (i) the integrity of our financial statements, (ii) our financial reporting process, (iii) our compliance with legal and regulatory requirements under applicable securities law, (iv) the independent auditors’ qualifications, independence and performance, (v) our systems of internal accounting and financial controls, and (vi) other areas of current or potential risk to our finances;

•	Provide the Board of Directors with the results of the Audit Committee’s monitoring and recommendations derived therefrom;
•	Prepare a report in our annual proxy statement in accordance with SEC rules; and
•

Provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that come to its attention and that require the attention of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls.

In fulfilling its responsibilities during 2017, the Audit Committee has:

•	Reviewed and discussed the audited financial statements and our financial reporting processes with management;
•

Discussed with our independent registered public accounting firm, PricewaterhouseCoopers LLP, matters required to be discussed under Statements of Auditing Standards No. 1301, Communications with Audit Committees, and Statements of Auditing Standards No. 90, Communication with Audit Committees;

•

Received from PricewaterhouseCoopers LLP written disclosures and a letter regarding their independence as required by the rules of the Public Company Accounting Oversight Board, and discussed with PricewaterhouseCoopers LLP their independence from management and us; and

•

Discussed with PricewaterhouseCoopers LLP the overall scope and plans for the audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Respectfully submitted,
Members of the Audit Committee
B. Lynne Parshall, Esq. Chair
John T. Henderson, M.D, Ch.B. Edward M. Kaye, M.D.
Sandford D. Smith

Dated: March 28, 2018

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, we believe that during 2017, our officers and directors complied with all applicable filing requirements.

CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Party

Our policy is that any transaction with a related party that is required to be reported under applicable SEC rules, other than compensation-related matters and waivers of our Code of Ethics, must be reviewed and approved according to an established procedure. Such a transaction is reviewed by the Audit Committee as required by the Audit Committee’s charter, and if approved, is then submitted to the full Board of Directors where it is subject to review and approval or ratification by a majority of the independent, disinterested directors. We have not adopted specific standards for approval of these transactions, but instead review each such transaction on a case-by-case basis. Our policy is to require that all such compensation-related matters be reviewed by the Compensation and Talent Committee and, if approved, submitted to the Board of Directors for review and approval. Any waiver of our Code of Ethics must be reviewed by the Nominating and Governance Committee and, if approved, must be reported as required under applicable SEC rules.

Indemnification of Directors and Officers

We provide indemnification for our directors and officers so that they will be free from undue concern about personal liability in connection with their service to us. Under our Bylaws, we are required to indemnify our directors and officers to the extent not prohibited under Delaware or other applicable law. We have also entered into indemnification agreements with each of our directors and officers, which require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to Investor Relations, Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, California 94080 or contact Investor Relations at 650-624-3283. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request householding of their communications should contact their brokers.

OTHER MATTERS

The information contained above under the captions “Compensation and Talent Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the Proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS
Dated: March 28, 2018

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 15, 2018. Vote by Internet • Go to www.investorvote.com/CYTK • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Annual Meeting Proxy Card 1234 5678 9012 345 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals 1. Election of Directors: 01 - Robert I. Blum 02 - Robert Califf 03 - Sandford D. Smith + The Board of Directors recommends a vote “FOR ALL” for Proposal 1, and “FOR” Proposals 2 and 3. Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. 2. Ratification of selection of Ernst & Young LLP as the independent registered public accounting firm of Cytokinetics, Incorporated for the fiscal year ending December 31, 2018. 3. Approval, on an advisory basis, of the compensation of the named executive officers. For Against Abstain B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1 U P X 3 7 3 5 5 4 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02SWGB .

Important notice regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 16, 2018. The Proxy Statement, Notice of Annual Meeting, Form of Proxy Card and 2017 Annual Report to Stockholders are available at: cytokinetics.com/proxy q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy — Cytokinetics, Incorporated Annual Meeting of Stockholders — May 16, 2018 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Robert I. Blum and Peter S. Roddy, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cytokinetics, Incorporated Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 16, 2018 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +

Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 18, 2017. The Proxy Statement, Notice of Annual Meeting, Form of Proxy Card and 2016 Annual Report to Stockholders are available at: cytokinetics.com/proxy IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. + Proxy — Cytokinetics, Incorporated Annual Meeting of Stockholders — May 18, 2017 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Robert I. Blum and Caryn G. McDowell, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cytokinetics, Incorporated Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 18, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD. + Important notice regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 18, 2017. The Proxy Statement, Notice of Annual Meeting, Form of Proxy Card and 2016 Annual Report to Stockholders are available at: cytokinetics.com/proxy IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. + Proxy — Cytokinetics, Incorporated Annual Meeting of Stockholders — May 18, 2017 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Robert I. Blum and Caryn G. McDowell, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cytokinetics, Incorporated Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 18, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD. +